Exhibit 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Himalaya Shipping Ltd. of our report dated January 27, 2023 relating to the financial statements of Himalaya Shipping Ltd., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers AS

PricewaterhouseCoopers AS

Oslo, Norway

March 27, 2023